Exhibit 99.1

NAPCO Reports Record Revenues, Net Income and Adjusted EBITDA* for Q2 of Fiscal 2024

-Net Sales for the Quarter Increase 12% to $47.5 Million-

-Net Income for the Quarter Increases 221% to $12.6 Million-

-Adjusted EBITDA for the Quarter Increases 191% to $15.1 Million-

-2nd Quarter Recurring Service Revenues Increase 25% to $18.5 Million With a Gross Margin of 90%-

-Board Declares Quarterly Dividend of $0.10 per share-

AMITYVILLE, N.Y., Feb. 5, 2024 /PRNewswire/ -- NAPCO Security Technologies, Inc. (NASDAQ: NSSC), one of the leading manufacturers and designers of high-tech electronic security equipment, wireless communication devices for intrusion and fire alarm systems and the related recurring service revenues as well as a provider of school safety solutions, today announced financial results for its second quarter of fiscal 2024.

Financial Highlights:

●	Net sales for the quarter increased 12% to $47.5 million (the highest quarterly sales in the Company’s history) as compared to $42.3 million for the same period last year. Net sales for the six months ended December 31, 2023 increased 9% to a six month record $89.2 million as compared to $81.8 million last year.
●	Recurring service revenue ("RSR") for the quarter increased 25% to $18.5 million as compared to $14.9 million for the same period last year. Recurring service revenue for the six months ended December 31, 2023 increased 25% to $35.8 million as compared to $28.7 million last year. Recurring service revenue had a prospective annual run rate of approximately $76.5 million based on January 2024 recurring revenues.
●	Gross margin for recurring service revenue remained robust at 90% for the quarter and six months as compared to 89% and 88%, respectively, for the same periods last year.
●	Gross margin for equipment revenues was 29% for the second quarter compared to 4% in last year’s 2nd quarter. Gross margin for equipment revenues was 29% for the six months ended December 31, 2023, compared to 7% for the same period last year.
●	Net income for the quarter increased 221% to a quarterly record $12.6 million as compared to $3.9 million for the same period a year ago. Net income for the six months ended December 31, 2023 increased 229% to a six month record $23.1 million as compared to $7.0 million last year.
●	Earnings per share (diluted) for the quarter increased 209% to $0.34 as compared to $0.11 for the same period a year ago. Earnings per share (diluted) for the six months ended December 31, 2023 increased 226% to $0.62 as compared to $0.19 last year.
●	Adjusted EBITDA* for the quarter increased 191% to a quarterly record $15.1 million as compared to $5.2 million for the same period a year ago. Adjusted EBITDA for the six months ended December 31, 2023 increased 182% to a six month record $28.0 million as compared to $9.9 million for the same period last year.
●	Adjusted EBITDA per share (diluted)* for the quarter increased 193% to $0.41 as compared to $0.14 for the same period a year ago. Adjusted EBITDA per share (diluted) for the six months ended December 31, 2023 increased 181% to $0.76 per diluted share as compared to $0.27 last year.
●	Cash and cash equivalents, other investments and marketable securities were $79.0 million at December 31, 2023 as compared to $66.7 million at June 30, 2023, an 18% increase. The Company had no debt as of December 31, 2023.
●	Cash Provided by Operating Activities for the six months ended December 31, 2023 was $18.7 million as compared to $1.1 million for the same period last year.
●	The Company will be issuing a quarterly dividend of $0.10 per share to be paid on March 22, 2024 to shareholders of record on March 1, 2024. This represents a 25% increase over the previous dividend of $0.08 paid on December 22, 2023.

Richard Soloway, Chairman and President, commented, "The second quarter of fiscal 2024 was the strongest quarter in our Company’s history. Revenue was $47.5 million, which was the highest quarterly sales we ever achieved and was the thirteenth consecutive quarter of record sales for a quarterly reporting period. Our net income of $12.6 million and Adjusted EBITDA of $15.1 million were also quarterly record-breakers. Equipment revenue improved, growing 6% for the quarter, with gross margins on such sales sequentially increasing to 29% from 28% last quarter. Recurring service revenues, which increased 25%, was also a major contributor to the year-over-year overall sales and earnings growth. Gross margin for recurring service revenues was once again strong, at 90% and when combined with gross margin on equipment revenues of 29%, the total gross margins for Q2 amounted to 53%, which compared to 34% for last year's Q2. We were particularly pleased to see the growth in equipment revenues, which was primarily attributable to the continued strength of locking revenue in addition to the improvement of intrusion sales.

We were also pleased with the increase in the recurring revenues annual run rate, which increased to $76.5 million based on January 2024 recurring revenues, compared to an annual run rate of $72.5 million based on October 2023 recurring revenues.

Net income of $12.6 million, besides being a Q2 record breaker, represents 27% of our net sales. Adjusted EBITDA* of $15.1 million,  also a Q2 record, represents an Adjusted EBITDA* margin of 32%.

Our balance sheet continues to get stronger, with cash and cash equivalents, other investments and marketable securities increasing 18% to $79 million as compared to $66.7 million at June 30, 2023, We have no debt and the net cash provided by operating activities for the six months ended December 31, 2023 was also strong, amounting to $18.7 million.

Our Alarm Lock and Marks locking hardware lines continue to see growth in school and classroom security, healthcare, and retail loss-prevention, as well as in multi-dwelling commercial and residential applications, growing approximately 10% compared to last year and approximately 18% compared to Q1. And locking sales once again represented 61% of hardware sales in Q2. We continue to remain focused on further penetrating each of these markets.

We recently announced the introduction of Prima by NAPCO, a new All-in-One Panel for security, fire, video and connected home. We anticipate that Prima will address an important mass segment of the security market, including residential and small business systems. With built-in Wi-Fi/cellular radio communications, customer alert notifications, and video and smart home subscription options for each -installed system, the security dealer, as well as the Company, can add more recurring-revenue generating accounts.

NAPCO's record-breaking results for Q2 of fiscal year 2024, was primarily the result of the continued growth and profitability from recurring revenues as well as the strong sales from our Alarm Lock and Marks locking product lines. Radio sales in Q2 improved over Q1, increasing by approximately 63%. While such sales were still 13% below the radio sales for Q2 last year, when the impending 3G Verizon sunset was rapidly approaching, the increase over last quarter was significant. We expect radio sales to continue to be a key contributor to our hardware sales and continue to lead to the continued growth of our highly profitable recurring revenues."

Mr. Soloway concluded, "We are halfway through fiscal 2024 and while we have already generated net income of $23.1 million, Adjusted EBITDA of $28.0 million and our Adjusted EBITDA margin is now 31%, there is more work to be done.  While we are encouraged with the improved gross margin for hardware sales of 29%, we believe this could improve further as the fiscal year progresses. Our strong net income and Adjusted EBITDA* margins indicate the financial strength of our business. As such, we are pleased to continue our dividend program and we will be paying another dividend of $0.10 per share on March 22, 2024. This represents a 25% increase over the previously paid dividend on December 22, 2023 of $0.08. As always, we will strive to accomplish our goal of continued financial strength, product innovation, technical superiority, and strong profitability, for the rest of fiscal 2024 and beyond".

Financial Results

Net sales for the quarter increased 12% to $47.5 million (the highest quarterly sales in the Company’s history), as compared to $42.3 million for the same period one year ago. Net sales for the six months ended December 31, 2023 increased 9% to a six month record $89.2 million, as compared to $81.8 million for the same period one year ago. Research and development costs for the quarter increased 14% to $2.5 million, or 5% of sales, as compared to $2.2 million or 5% of sales for the same period a year ago. Research and development costs for the six months ended December 31, 2023 increased 7% to $5.0 million, or 6% of sales, as compared to $4.7 million or 6% of sales for the same period a year ago. Selling, general and administrative expenses for the quarter increased 11% to $8.7 million or 18% of net sales, as compared to $7.8 million, or 18% of sales for the same period last year. Selling, general and administrative expenses for the six months ended December 31, 2023 increased 5% to $17.1 million or 19% of net sales, as compared to $16.3 million, or 20% of sales for the same period last year.

Operating income for the quarter increased 219% to $13.8 million as compared to $4.3 million for the same period last year. Operating income for the six months ended December 31, 2023 increased 218% to $25.4 million as compared to $8.0 million for the same period last year. Net income for the quarter increased 221% to a quarterly record $12.6 million, or $0.34 per diluted share, as compared to $3.9 million, or $0.11 per diluted share, for the same period last year and represents 27% of net sales. Net income for the six months ended December 31, 2023 increased 229% to a six month record of $23.1 million or $0.62 per diluted share as compared to $7.0 million or $0.19 per diluted share for the same period last year and represents 26% of net sales.

Adjusted EBITDA* for the quarter increased 191% to a quarterly record $15.1 million, or $0.41 per diluted share, as compared to $5.2 million, or $0.14 per diluted share for the same period last year and equates to an Adjusted EBITDA* margin of 32%. Adjusted EBITDA* for the six months ended December 31, 2023 increased 182% to a six month record $28.0 million, or $0.76 per diluted share, as compared to $9.9 million, or $0.27 per diluted share for the same period last year and equates to an Adjusted EBITDA* margin of 31%.

Balance Sheet Summary

As of December 31, 2023, the Company had $79.0 million in cash and cash equivalents, other investments and marketable securities as compared to $66.7 million as of June 30, 2023. Working capital (defined as current assets less current liabilities) was $128.5 million at December 31, 2023 as compared with working capital of $111.7 million at June 30, 2023. Current ratio (defined as current assets divided by current liabilities) was 7.1:1 at December 31, 2023, and 6.7:1 at June 30, 2023.

Conference Call Information

Management will conduct a conference call at 11 a.m. ET today, February 5, 2024, in order to participate please go to the Investor Relations section of Company's website at https://investor.napcosecurity.com. Alternatively, interested parties may participate in the call by dialing, in the (US) 1-800-836-8184 or for international callers, 1-646-357-8785. A replay of the webcast will be available on the Investor Relations section of the Company's website.

About NAPCO Security Technologies, Inc.

NAPCO Security Technologies, Inc., is one of the leading manufacturers and designers of high-tech electronic security devices, wireless recurring communication services for intrusion and fire alarm systems as well as a provider of school safety solutions, The Company consists of four Divisions: NAPCO, plus three wholly owned subsidiaries: Alarm Lock, Continental Instruments, and Marks USA. Headquartered in Amityville, New York, its products are installed by tens of thousands of security professionals worldwide in commercial, industrial, institutional, residential and government applications. NAPCO products have earned a reputation for innovation, technical excellence and reliability, positioning the Company for growth in the multi-billion dollar and rapidly expanding electronic security market. For additional information on NAPCO, please visit the Company's web site at http://www.napcosecurity.com.

Safe Harbor Statement

This press release contains forward-looking statements that are based on current expectations, estimates, forecasts and projections of future performance based on management's judgment, beliefs, current trends, and anticipated product performance. These forward-looking statements include, but are not limited to, statements relating to the impact of COVID-19 pandemic; supply chain challenges and developments; the growth of recurring service revenues and annual run rate; the strength of our balance sheet; our expectations regarding future results; the introduction of new access control and locking products; the opportunities for school security products; business trends , including the replacement of 3G radios, and our ability to execute our business strategies. Actual results, performance or achievements could differ materially from those anticipated in such forward-looking statements as a result of certain factors, including those risk factors set forth in the Company's filings with the Securities and Exchange Commission, such as our annual report on Form 10-K and quarterly reports on Form 10-Q. Other unknown or unpredictable factors or underlying assumptions subsequently proving to be incorrect could cause actual results to differ materially from those in the forward-looking statements. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance, or achievements. You should not place undue reliance on these forward-looking statements. All information provided in this press release is as of today's date, unless otherwise stated, and the Company undertakes no duty to update such information, except as required under applicable law.

*Non-GAAP Financial Measures

Certain non-GAAP measures are included in this press release, including non-GAAP operating income, Adjusted EBITDA and Adjusted EBITDA per share (diluted). We define Adjusted EBITDA as GAAP net income plus income tax expense, net interest expense, non-cash stock-based expense, non-recurring legal expense, other non-recurring income and depreciation and amortization expense. Non-GAAP operating income does not include amortization of intangibles or stock-based compensation expense. These non-GAAP measures are provided to enhance the user's overall understanding of our financial performance. By excluding these charges our non-GAAP results provide information to management and investors that is useful in assessing NAPCO's core operating performance and in comparing our results of operations on a consistent basis from period to period. Our use of non-GAAP financial measures has certain limitations in that such non-GAAP financial measures may not be directly comparable to those reported by other companies. For example, the terms used in this press release, such as Adjusted EBITDA, do not have a standardized meaning. Other companies may use the same or similarly named measures, but exclude different items, which may not provide investors with a comparable view of our performance in relation to other companies. The presentation of this information is not meant to be a substitute for the corresponding financial measures prepared in accordance with generally accepted accounting principles. Investors are encouraged to review the reconciliation of GAAP to non-GAAP financial measures set forth above.

NAPCO SECURITY TECHNOLOGIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEET (unaudited)

	December 31, 2023	June 30, 2023

	(in thousands, except share data)
CURRENT ASSETS
Cash and cash equivalents	$47,311	$35,955
Investments - other	26,332	25,660
Marketable securities	5,324	5,136
Accounts receivable, net of allowance for credit losses of $96 and $131 as of December 31, 2023 and June 30, 2023, respectively	27,552	26,069
Inventories, net	39,316	35,062
Income tax receivable	367	75
Prepaid expenses and other current assets	3,526	3,402
Total Current Assets	149,728	131,359
Inventories - non-current, net	13,318	13,287
Property, plant and equipment, net	9,071	9,308
Intangible assets, net	3,771	3,939
Deferred income taxes	4,057	2,652
Right-of-use asset	5,642	5,797
Other assets	291	312
TOTAL ASSETS	$185,878	$166,654

CURRENT LIABILITIES
Accounts payable	$8,288	$8,061
Accrued expenses	9,844	8,079
Accrued salaries and wages	3,079	3,546
Total Current Liabilities	21,211	19,686
Accrued income taxes	1,082	1,110
Long term right-of-use liability	5,601	5,689
TOTAL LIABILITIES	27,894	26,485
COMMITMENTS AND CONTINGENCIES (Note 13)
STOCKHOLDERS’ EQUITY
Common Stock, par value $0.01 per share; 100,000,000 shares authorized as of December 31, 2023 and June 30, 2023; 39,675,704 and 39,663,812 shares issued; and 36,781,989 and 36,770,097 shares outstanding, respectively.	397	397
Additional paid-in capital	22,163	21,553
Retained earnings	154,945	137,740
Less: Treasury Stock, at cost (2,893,715 shares)	(19,521)	(19,521)
TOTAL STOCKHOLDERS’ EQUITY	157,984	140,169
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$185,878	$166,654

NAPCO SECURITY TECHNOLOGIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (unaudited)

	Three Months ended December 31,
	2023	2022

	(in thousands, except for share and per share data)
Net sales:
Equipment revenues	$29,007	$27,434
Service revenues	18,540	14,880
	47,547	42,314
Cost of sales:
Equipment related expenses	20,656	26,295
Service-related expenses	1,879	1,665
	22,535	27,960

Gross Profit	25,012	14,354

Operating expenses:
Research and development	2,542	2,222
Selling, general, and administrative expenses	8,665	7,804
Total Operating Expenses	11,207	10,026

Operating Income	13,805	4,328

Other income (expense):
Interest and other income (expense), net	729	187
Income before Provision for Income Taxes	14,534	4,515
Provision for Income Taxes	1,924	586
Net Income	$12,610	$3,929

Income per share:
Basic	$0.34	$0.11
Diluted	$0.34	$0.11

Weighted average number of shares outstanding:
Basic	36,829,000	36,772,000
Diluted	37,018,000	36,997,000

NAPCO SECURITY TECHNOLOGIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (unaudited)

	Six Months Ended December 31,
	2023	2022

	(in thousands, except for share and per share data)
Net sales:
Equipment revenues	$53,398	$53,121
Service revenues	35,825	28,686
	89,223	81,807
Cost of sales:
Equipment-related expenses	38,153	49,561
Service-related expenses	3,645	3,326
	41,798	52,887

Gross Profit	47,425	28,920

Operating expenses:
Research and development	4,979	4,650
Selling, general, and administrative expenses	17,086	16,294
Total Operating Expenses	22,065	20,944

Operating Income	25,360	7,976

Other income (expense):
Interest and other income (expense), net	1,169	84
Income before Provision for Income Taxes	26,529	8,060
Provision for Income Taxes	3,441	1,047
Net Income	$23,088	$7,013

Income per share:
Basic	$0.63	$0.19
Diluted	$0.62	$0.19

Weighted average number of shares outstanding:
Basic	36,743,000	36,731,000
Diluted	36,962,000	36,957,000

NAPCO SECURITY TECHNOLOGIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six Months ended December 31,
	2023	2022

	(in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$23,088	$7,013
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,088	928
Gain on disposal of fixed asset	—	(15)
Interest income on other investments	(17)	(68)
Unrealized (gain) loss on marketable securities	(71)	118
(Recovery) of credit losses	(35)	(28)
Change to inventory reserve	720	(560)
Deferred income taxes	(1,405)	(994)
Stock based compensation expense	610	812
Changes in operating assets and liabilities:
Accounts receivable	(1,448)	8,261
Inventories	(5,005)	(5,136)
Prepaid expenses and other current assets	(124)	11
Income tax receivable	(292)	(583)
Other assets	20	(17)
Accounts payable, accrued expenses, accrued salaries and wages, accrued income taxes	1,564	(8,654)
Net Cash Provided by (Used in) Operating Activities	18,693	1,088
CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property, plant, and equipment	(682)	(816)
Proceeds from disposal of fixed asset	—	38
Purchases of marketable securities	(117)	(10,078)
Purchases of other investments	(655)	—
Net Cash Used in Investing Activities	(1,454)	(10,856)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from stock option exercises	—	45
Cash paid for dividend	(5,883)	—
Net Cash (Used in) Provided by Financing Activities	(5,883)	45

Net increase (decrease) in Cash and Cash Equivalents	11,356	(9,723)
CASH AND CASH EQUIVALENTS - Beginning	35,955	41,730
CASH AND CASH EQUIVALENTS - Ending	$47,311	$32,007
SUPPLEMENTAL CASH FLOW INFORMATION
Interest paid	$4	$8
Income taxes paid	$5,165	$4,469

NAPCO SECURITY TECHNOLOGIES, INC.
NON-GAAP MEASURES OF PERFORMANCE* (Unaudited)
(in thousands, except share and per share data)

	3 months ended December 31,		6 months ended December 31,
	2023	2022	2023	2022
Net income (GAAP)	$ 12,610	$ 3,929	$ 23,088	$ 7,013
Add back provision for income taxes	1,924	586	3,441	1,047
Interest and other (income) expense, net	(729)	(187)	(1,169)	(84)
Operating Income (GAAP)	13,805	4,328	25,360	7,976
Adjustments for non-GAAP measures of performance:
Add back amortization of acquisition-related intangibles	84	91	168	181
Add back stock-based compensation expense	303	335	610	812
Add back non-recurring legal expenses	439	55	895	190
Adjusted non-GAAP operating income	14,631	4,809	27,033	9,159
Add back depreciation and other amortization	467	380	920	747
Adjusted EBITDA* (earnings before interest, taxes, depreciation and amortization)	$ 15,098	$ 5,189	$ 27,953	$ 9,906

Adjusted EBITDA* per Diluted Share	$ 0.41	$ 0.14	$ 0.76	$ 0.27
Weighted average number of Diluted Shares outstanding	37,018,000	36,997,000	36,962,000	36,957,000

Contacts:

Francis J. Okoniewski

Vice President of Investor Relations

NAPCO Security Technologies, Inc.

Office 800-645-9445 x 374

Mobile 516-404-3597

fokoniewski@napcosecurity.com